Exhibit 15.03

CONSENT OF MARC LEGAULT

I consent to the use of my name and the incorporation by reference of, and reference(s) to in the Registration Statements on Form F-10 (registration no. 333-174751), Form F-3 (registration no. 333-10690 and Form S-8 (registration no. 333-152004) of the information that I have prepared or supervised the preparation of as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 in the Annual Report on Form 20-F of Agnico-Eagle Mines Limited for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

	by	/s/ Marc Legault
Marc Legault
Senior Vice-President,
Project Evaluations
March 28, 2012